Exhibit 5.1

October 17, 2014

Board of Directors

Dollar Tree, Inc.

500 Volvo Parkway

Chesapeake, VA 23320

Re:           Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Dollar Tree, Inc., a Virginia corporation (the “Company”), and are delivering this opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement covers the offering of up to 36,122,595 shares of the Company’s common stock, par value $0.01 per share (the “Securities”), and includes a proxy statement/prospectus to be furnished to the stockholders of Family Dollar Stores, Inc. (“Family Dollar”).  The Securities are proposed to be issued to the stockholders of Family Dollar pursuant to the Agreement and Plan of Merger, dated as of July 27, 2014, by and among Family Dollar, the Company, and Dime Merger Sub, Inc., as amended by Amendment No. 1 on September 4, 2014 (the “Merger Agreement”).  This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K of the Commission.

In our capacity as your counsel and as a basis for the opinion hereinafter expressed, we have examined (i) the Registration Statement, (ii) the Merger Agreement, (iii) the Company’s articles of incorporation and bylaws, (iv) certificates of public officials and of representatives of the Company, and (v) such corporate proceedings, records and documents as we have considered necessary for the purposes of this opinion.  In conducting our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof on or against such parties.  We have further assumed that (i) the signatures on all documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, (iii) all documents submitted to us as copies conform to the originals thereof, and (iv) the Securities will be issued upon the terms and conditions set forth in the Merger Agreement.

On the basis of the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Securities have been duly authorized and when (i) the Registration Statement becomes effective under the Securities Act, and (ii) the transactions contemplated by the Merger Agreement are consummated in accordance with the Merger Agreement, the Securities, when issued and delivered in exchange for shares of Family Dollar’s common stock, par value $0.10 per share, in accordance with the Merger Agreement, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the Commonwealth of Virginia, and we express no opinion as to the effect of the laws of any other jurisdiction.  We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date of effectiveness of the Registration Statement that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the references to our name therein, as well as under the heading “Validity of Common Stock” in the related proxy statement/prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

/s/ WILLIAMS MULLEN